Exhibit 99.1

FOR IMMEDIATE RELEASE

MADRIGAL REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

-Successfully Completed Merger and Transition to Public Company-

- Initiated Phase II study in NASH -

- Out-licensed non-core asset HSP90 to Tarveda Therapeutics -

West Conshohocken, PA — November 14, 2016 — Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL) today reported financial results for the third quarter ended September 30, 2016. For the three months ended September 30, 2016, the company reported a net loss of $14.0 million or $1.34 per share. This compares to a net loss of $1.8 million or $0.25 per share for the same period in the prior year. For the nine months ended September 30, 2016, the company reported a net loss of $18.6 million or $2.24 per share. This compares to a net loss of $5.0 million or $0.68 per share for the same period in the prior year. The company ended the third quarter of 2016 with $39.6 million in cash, cash equivalents, and marketable securities.

“During the third quarter, we successfully completed a merger with Synta to transition to a public company and, within 90 days, advanced our lead drug candidate MGL-3196 into a Phase II clinical program in non-alcoholic steatohepatitis (NASH),” said Paul Friedman, M.D., Madrigal chairman and chief executive officer. “Further, we completed a worldwide exclusive out-license of our HSP90 drug conjugate non-core program to Tarveda Therapeutics, Inc. which included upfront and potential milestone payments totaling up to $163 million on the first product developed.”

“We believe we have the resources to achieve potentially value creating Phase II milestones for MGL-3196 NASH and familial hypercholesterolemia (FH). Our novel approach, by targeting an underlying pathophysiologic mechanism of NASH and FH, could address a significant unmet need in these patient populations,” concluded Dr. Friedman.

Financial Results for the Three Months and Nine Months Ended September 30, 2016

Operating expenses were $14.1 million and $17.5 million for the three-month and nine-month periods ended September 30, 2016, respectively, compared to $0.9 million and $2.3 million in the comparable prior year periods.

Research and development expenses for the three-month and nine-month periods ended September 30, 2016 increased to approximately $7.8 million and $10.4 million in 2016, as compared to $0.7 million and $1.7 million, respectively, in 2015. The increases are primarily attributable to higher expenses for personnel, particularly non-cash stock based compensation, and increased expenses for our preclinical and clinical development programs for MGL-3196 in both the three- and nine-month periods ended September 30, 2016, as compared to the same periods in 2015.

General and administrative expenses for the three-month and nine-month periods ended September 30, 2016 increased to approximately $6.3 million and $7.1 million in 2016 as compared to $0.2 million and $0.7 million, respectively, in 2015. The increase is primarily attributable to higher expenses for personnel, particularly non-cash stock based compensation, and professional services and other costs associated with our merger, in both the three- and nine-month periods ended September 30, 2016 as compared to the same periods in 2015.

Interest income (expense), net, for the three-month and nine-month periods ended September 30, 2016 was $42 thousand and $(1.2) million, respectively, as compared to $(0.9) million and $(2.6) million, respectively, for the same periods in 2015. The decreases in interest expense in the 2016 periods were due to the conversion of convertible debt to shares of common stock in connection with our merger which closed on July 22, 2016.

About NASH

NASH (non-alcoholic steatohepatitis) is a common liver disease in the United States and world-wide, unrelated to alcohol use, characterized by a build-up of fat in the liver, inflammation, and increasing fibrosis. Although people with NASH may feel well and often do not know they have the disease, NASH can lead to permanent damage, including cirrhosis, and impaired liver function. According to the National Institutes of Health (NIH), NASH affects approximately 2%-5% of American adults1, or more than 15 million people. It is the fastest growing reason for liver transplants and is also associated with an increasing incidence of liver cancer. There are currently no treatments approved by the U.S. Food and Drug Administration (FDA) for NASH.

About Madrigal

Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a clinical-stage biopharmaceutical company pursuing novel therapeutics that target a specific thyroid hormone receptor pathway in the liver, which is a key regulatory mechanism common to a spectrum of cardio-metabolic and fatty liver diseases with high unmet medical need. The company’s lead candidate, MGL-3196, is a first-in-class, orally administered, small-molecule, liver-directed, thyroid hormone receptor (THR) ß-selective agonist. Based on evidence of broad activity and a favorable safety profile from pre-clinical and Phase 1 studies, MGL-3196 has entered a Phase 2 clinical trial for the treatment of nonalcoholic steatohepatitis (NASH) and a Phase 2 study in familial dyslipidemias/ hypercholesterolemias is planned. For more information, visit: www.madrigalpharma.com.

Forward-Looking Statements

This communication contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s clinical development of MGL-3196, the timing and outcomes of clinical studies of MGL-3196, and the uncertainties inherent in clinical testing. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s filings with the U.S. Securities and Exchange Commission for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Investor Contact:

Marc Schneebaum, Madrigal Pharmaceuticals, Inc.

IR@madrigalpharma.com

Media Contact:

Mike Beyer, Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

1 https://www.niddk.nih.gov/health-information/health-topics/liver-disease/nonalcoholic-steatohepatitis/Pages/facts.aspx

(Tables follow)

Madrigal Pharmaceuticals Corp.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Total revenues	$—	$—	$—	$—
Operating expenses:
Research and development	7,805	683	10,410	1,654
General and administrative	6,286	197	7,058	661
Total operating expenses	14,091	880	17,468	2,315
Loss from operations	(14,091)	(880)	(17,468)	(2,315)
Interest income (expense), net	42	(920)	(1,171)	(2,647)
Net loss	$(14,049)	$(1,800)	$(18,639)	$(4,962)

Basic and diluted net loss per common share	$(1.34)	$(0.25)	$(2.24)	$(0.68)
Basic and diluted weighted average number of common shares outstanding	10,462,182	7,253,655	8,329,548	7,253,655

Madrigal Pharmaceuticals Corp.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2016	2015
Assets
Cash, cash equivalents and marketable securities	$39,558	$306
Other current assets	1,633	58
Other non-current assets	316	—
Total assets	$41,507	$364

Liabilities and Equity
Current liabilities	$3,915	$49,277
Long-term liabilities	—	—
Stockholders’ equity	37,592	(48,913)
Total liabilities and Stockholders’ equity	$41,507	$364